Exhibit 3.3
FedEx Corporation
AMENDED AND RESTATED BYLAWS
Adopted and Effective as of September 26, 2011

TABLE OF CONTENTS

ARTICLE I. OFFICES	1
1 Registered Office and Agent	1
2 Other Offices	1

ARTICLE II. MEETINGS OF STOCKHOLDERS	1
1 Place of Meetings	1
2 Annual Meeting	1
3 Notice of Annual Meeting	1
4 List of Stockholders Entitled to Vote	1
5 Special Meetings	2
6 Notice of Special Meeting	5
7 Quorum; Adjournment of Meetings	5
8 Required Vote	5
9 Voting; Proxies	6
10 Conduct of Meeting	6
11 Action Without a Meeting	6
12 Nomination of Directors and Stockholder Business at Annual Meeting	6

ARTICLE III. DIRECTORS	8
1 Number, Election and Term of Directors	8
2 Newly Created Directorships and Vacancies	9
3 Powers	9
4 Place of Meetings; Minutes	10
5 Regular Meetings	10
6 Special Meetings	10
7 Quorum; Required Vote; Adjournment	10
8 Action Without a Meeting	10
9 Board Committees	10
10 Committee Authority	10
11 Committee Procedure and Meetings	11
12 Compensation	11
13 Stockholder Rights Plans	11

ARTICLE IV. NOTICES	11
1 Method	11
2 Waiver	12

ARTICLE V. OFFICERS	12
1 Titles; Election; Term of Office	12
2 Removal	12
3 Vacancies	12
4 Powers and Duties	12
5 Compensation	12

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ARTICLE VI. INDEMNIFICATION	13
1 Rights to Indemnification and Advancement of Expenses	13
2 Non-Exclusivity of Rights	13
3 Nature of Rights	13

ARTICLE VII. MISCELLANEOUS PROVISIONS	13
1 Shares of Stock	13
2 Stock Certificates	14
3 Lost, Stolen or Destroyed Certificates	14
4 Record Date	14
5 Registered Stockholders	14
6 Dividends	14
7 Fiscal Year	14
8 Seal	14
9 Resignations	15
10 Forum for Adjudication of Disputes	15
11 Invalid Provisions	15
12 Headings	15

ARTICLE VIII. AMENDMENTS	15

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FedEx Corporation
AMENDED AND RESTATED BYLAWS
ARTICLE I. OFFICES
Section 1. Registered Office and Agent. The registered office and registered agent of the corporation in the State of Delaware shall be as designated from time to time by the appropriate filing by the corporation in the office of the Secretary of State of the State of Delaware.
Section 2. Other Offices. The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or as the business of the corporation may require.
ARTICLE II. MEETINGS OF STOCKHOLDERS
Section 1. Place of Meetings. All meetings of the stockholders shall be held at such place, either within or without the State of Delaware, as shall be designated by the board of directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof. The board of directors may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication in accordance with the General Corporation Law of the State of Delaware.
Section 2. Annual Meeting. An annual meeting of stockholders shall be held on such date and at such time as shall be designated by the board of directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof. At each annual meeting, the stockholders shall elect directors and transact such other business as may properly be brought before the meeting.
Section 3. Notice of Annual Meeting. Written notice of the annual meeting stating the place (if any), date and time of the meeting and the means of remote communication (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.
Section 4. List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting, either (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. If the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders. If the meeting is to be held at a place, the list shall be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.
Section 5. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the chairman of the board and chief executive officer and shall be called by the chairman of the board and chief executive officer or secretary at the request in writing of a majority of the board of directors. Such request shall state the purpose or purposes of the proposed meeting.
In addition, special meetings of the stockholders shall be called by the chairman of the board and chief executive officer or the secretary following receipt by the secretary of a written request for a special meeting of stockholders (a “Special Meeting Request”) from the holders of shares representing at least 20% of the outstanding shares of the corporation entitled to vote (the “Requisite Holders”) if such Special Meeting Request complies with the requirements set forth in this Section and all other requirements of this Section are met. However, notwithstanding the foregoing or any other provision in this Section, outstanding shares of the corporation that are subject to Hedging Transactions (as defined in Section 12 of this Article II) shall not under any circumstance be included toward the required 20% threshold, and thus, stockholders owning stock of the corporation that is subject to Hedging Transactions shall not be considered Requisite Holders with respect to such stock. The board of directors shall determine, in its sole discretion, whether all such requirements of this Section have been satisfied, and such determination shall be binding on the corporation and its stockholders.
If a Special Meeting Request complies with this Section, the board of directors shall determine the record date (in accordance with Section 4 of Article VII herein), place (if any), date and time of the special meeting of stockholders requested in such Special Meeting Request; provided, however, that the date of any such special meeting shall not be more than 90 days after the secretary’s receipt of the properly submitted Special Meeting Request. Notwithstanding the foregoing, the board of directors may (in lieu of calling the special meeting of stockholders requested in such Special Meeting Request) present an identical or substantially similar item (as determined in good faith by the board of directors, a “Similar Item”) for stockholder approval at any other meeting of stockholders that is held no more than 90 days after the secretary receives such Special Meeting Request. The nomination, election, or removal of directors shall always be deemed a “Similar Item” with respect to all items of business involving the nomination, election, or removal of directors, changing the size of the board of directors and filling of vacancies or newly created directorships resulting from any increase in the authorized number of directors.
A Special Meeting Request must be delivered by hand, by registered U.S. mail (return receipt requested), or by courier service to the attention of the secretary at the principal executive offices of the corporation. A Special Meeting Request shall only be valid if it is signed and dated by each of the Requisite Holders (or their duly authorized agents) and if such request includes:
(a)	a statement of the specific purpose or purposes of the special meeting of stockholders, the matter or matters proposed to be acted on at the special meeting of stockholders, and the reasons for conducting such business at the special meeting of stockholders;
(b)	a statement of any material interest of each such Requisite Holder and the beneficial owners, if any, on whose behalf the Special Meeting Request is being made in the business proposed to be conducted at the special meeting of stockholders;
(c)	the text of any business, proposed resolution or amendment to the bylaws, certificate of incorporation, or any other corporate document to be considered at the special meeting of stockholders;
(d)	any other information which may be required pursuant to these bylaws, including but not limited to such information, if applicable, which shall be set forth in a stockholder’s notice required by Section 12 of this Article, or which may be required to be disclosed under the General Corporation Law of the State of Delaware;
(e)	the name and address (as they appear on the corporation’s books, in the case of stockholders of record) of each Requisite Holder and the date of each such Requisite Holder’s signature (or authorized agent’s signature);
(f)	the class, if applicable, and the number of shares of the corporation’s stock that are owned of record or beneficially by each such Requisite Holder and documentary evidence of such record or beneficial ownership, and the number of any such owned shares of the corporation’s stock subject to Hedging Transactions and a representation that all other shares of the corporation’s stock owned by such Requisite Holder are not subject to Hedging Transactions;
(g)	a representation that one or more of the Requisite Holders intend to appear in person or by proxy at the special meeting of stockholders to propose the business to be conducted at the special meeting of stockholders;
(h)	if any Requisite Holder intends to solicit proxies with respect to any business to be conducted at the special meeting of stockholders, a representation to that effect;
(i)	if a purpose of the special meeting of stockholders is the election of one or more directors, all information that would be required to be included in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
(j)	an undertaking by the Requisite Holders to notify the corporation in writing of a change in the information called for by clauses (b) and (f) as of the record date for such special meeting of stockholders, by notice received by the secretary in the same manner as the Special Meeting Request not later than the 10th day following such record date, and after the record date by notice so given and received within two business days of any change in such information and, in any event, as of the close of business on the day preceding the special meeting date; and
(k)	an acknowledgement that any reduction in percentage stock ownership of the Requisite Holders below the 20% threshold following delivery of the Special Meeting Request to the secretary shall constitute a revocation of such Special Meeting Request.
In addition, the Requisite Holders and the beneficial owners, if any, on whose behalf the Special Meeting Request is being made shall promptly provide any other information reasonably requested by the corporation.
A Special Meeting Request shall not be valid (and thus the special meeting of stockholders requested pursuant to the Special Meeting Request will not be held) if (a) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law; (b) a Similar Item was presented at any meeting of stockholders held within 90 days prior to receipt by the corporation of such Special Meeting Request; (c) a Similar Item is included in the corporation’s notice as an item of business to be brought before a stockholder meeting that has been called but not yet held; (d) the Special Meeting Request is received by the corporation during the period commencing 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders and ending on the date of the current year’s annual meeting of stockholders; or (e) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Exchange Act. For purposes of this paragraph, the date of delivery of the Special Meeting Request shall be the first date on which a valid Special Meeting Request in which Requisite Holders representing at least 20% of the outstanding shares of the corporation entitled to vote in accordance with this Section are participating has been delivered to the corporation.
Only matters that are stated in the Special Meeting Request shall be brought before and acted upon during the special meeting of stockholders called according to the Special Meeting Request; provided, however, that nothing herein shall prohibit the board of directors from submitting any matters to the stockholders at any special meeting of stockholders called by the stockholders pursuant to this Section. If a valid Special Meeting Request is received by the secretary subsequent to the receipt of another valid Special Meeting Request and before the date of the corresponding special meeting of stockholders, all items of business contained in such Special Meeting Requests may be presented at one special meeting of stockholders. If two or more special meetings of the stockholders called pursuant to the request of stockholders pursuant to this Section have been held within the 12-month period before a Special Meeting Request is received by the secretary, the board of directors may in its discretion, determine not to call or hold such requested special meeting of stockholders.
Requisite Holders may revoke a Special Meeting Request by written revocation delivered to the corporation at any time prior to the special meeting of stockholders; provided, however, the board of directors shall have the sole discretion to determine whether or not to proceed with the special meeting of stockholders following such written revocation. Additionally, a Requisite Holder whose signature (or authorized agent’s signature) appears on a Special Meeting Request may revoke such Requisite Holder’s participation in a Special Meeting Request at any time by written revocation delivered to the secretary in the same manner as the Special Meeting Request and if, following any such revocation, the remaining Requisite Holders participating in the Special Meeting Request do not represent at least 20% of the outstanding shares of the corporation entitled to vote in accordance with this Section, the Special Meeting Request shall be deemed revoked. Likewise, any reduction in percentage stock ownership of the Requisite Holders below the 20% threshold following delivery of the Special Meeting Request to the secretary shall be deemed to be revocation of the Special Meeting Request.
If none of the Requisite Holders appears or sends a representative to present the business or nomination submitted by the stockholders in the Special Meeting Request to be conducted at the special meeting of stockholders, the corporation need not conduct any such business or nomination for a vote at such special meeting of stockholders.
Section 6. Notice of Special Meeting. Written notice of a special meeting stating the place (if any), date and time of the meeting, the means of remote communication (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the purpose or purposes for which the meeting is called shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice of such meeting or in a duly executed waiver of notice of such meeting.
Section 7. Quorum; Adjournment of Meetings. Except as otherwise provided by law or the certificate of incorporation, the holders of a majority of the outstanding shares entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. If a quorum shall not be present or represented at any meeting of stockholders, the holders of a majority of the shares entitled to vote at the meeting who are present in person or represented by proxy or the chairman of the meeting may adjourn the meeting until a quorum shall be present or represented. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place (if any) thereof and the means of remote communication (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
Section 8. Required Vote. When a quorum is present at any meeting of stockholders, the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote shall decide any question (other than the election of directors) brought before such meeting, unless the question is one upon which, by express provision of law, the certificate of incorporation or these bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. The vote required for the election of directors shall be as set forth in Section 1 of Article III herein.
Section 9. Voting; Proxies. Unless otherwise provided in the certificate of incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of capital stock having voting power held by such stockholder. At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or as permitted by law. Such proxy must be filed with the secretary of the corporation or his or her representative or otherwise delivered telephonically or electronically as set forth in the applicable proxy statement, at or before the time of the meeting. No proxy shall be voted on after three years from its date, unless the proxy provides for a longer period.
Section 10. Conduct of Meeting. Except to the extent inconsistent with any rules and regulations adopted by the board of directors for the conduct of any meeting of stockholders, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting.
Section 11. Action Without a Meeting. Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.
Section 12. Nomination of Directors and Stockholder Business at Annual Meeting. Nominations of persons for election to the board of directors or proposals of any other business for stockholder action may be made at an annual meeting of stockholders (a) pursuant to the corporation’s notice of meeting (or any supplement thereto), (b) by or at the direction of the board of directors, or (c) by any stockholder who is entitled to vote at the meeting, who has complied with the notice procedures set forth in this Section and who was a stockholder of record at the time of giving such notice and at the time of the annual meeting (this clause (c) shall be the exclusive means for a stockholder to make nominations or submit other business other than matters properly brought under Rule 14a-8 under the Exchange Act, and included in the corporation’s notice of meeting). For business other than a nomination to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action. A notice of a stockholder to make a nomination or to bring any other matter for stockholder action before an annual meeting of stockholders shall be made in writing and received by the secretary of the corporation not more than 120 days and not less than ninety days in advance of the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called on a date that is not within thirty days before or sixty days after such anniversary date, notice by the stockholder in order to be timely must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the first to occur of the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Every such notice by a stockholder shall set forth:
(a)	the name and address of the stockholder who intends to make a nomination or other business proposal and of the beneficial owner, if any, on whose behalf the nomination or proposal is made;
(b)	a representation that the stockholder is a holder of the corporation’s voting stock (indicating the class and number of shares owned beneficially or of record by the stockholder and by the beneficial owner) and intends to appear in person or by proxy at the meeting to make the nomination or propose such business specified in the notice;
(c)	whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights and any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, the stockholder or the beneficial owner with respect to any share of stock of the corporation (“Hedging Transactions”), and a representation that the stockholder will notify the corporation in writing of any such transaction, agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed;
(d)	a representation whether the stockholder intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the corporation’s outstanding shares required to approve or adopt the proposal or elect the nominee or otherwise to solicit proxies from stockholders in support of the nomination or proposal;
(e)	with respect to notice of an intent to make a nomination, a description of all agreements, arrangements or understandings (whether written or oral) among the stockholder or the beneficial owner and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, and a representation that the stockholder will notify the corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed;
(f)	with respect to notice of an intent to make a nomination, the name and address of each nominee and such other information regarding each nominee proposed by the stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the board of directors of the corporation; and
(g)	with respect to notice of an intent to bring up any other business, a description of the matter, including the complete text of any resolutions intended to be presented at the meeting and in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment, the reasons for bringing up such matter at the meeting, any personal or other material interest of the stockholder or the beneficial owner in the matter, and all agreements, arrangements or understandings (whether written or oral) between the stockholder or the beneficial owner and any other person or persons (including their names) in connection with the proposal of such matter by the stockholder, and a representation that the stockholder will notify the corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed.
A stockholder seeking to make a nomination or bring up any other proper matter for stockholder action before an annual meeting shall promptly provide to the corporation any other information reasonably requested by the corporation. Notice of intent to make a nomination shall be accompanied by (a) the written consent of each nominee to serve as a director of the corporation if so elected, and (b) a statement whether such nominee, if elected, intends to tender, promptly following such election, an irrevocable resignation effective upon such person’s failure to receive the required vote for reelection at the next meeting at which such person would face reelection and upon acceptance of such resignation by the board of directors in accordance with Section I of Article III herein.
Only such persons who are nominated in accordance with the procedures set forth in this Section shall be eligible to be elected at an annual meeting of stockholders of the corporation to serve as directors and only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section. Except as otherwise provided by law, the chairman of the meeting shall declare out of order and disregard any nomination or other business proposed to be brought before the meeting by a stockholder that has not been made in accordance with this Section. Notwithstanding the foregoing provisions of this Section, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation.
ARTICLE III. DIRECTORS
Section 1. Number, Election and Term of Directors. The number of directors which shall constitute the whole board shall be not more than fifteen, with the exact number to be determined from time to time by the board of directors. At each annual meeting of stockholders, all directors shall be elected for a term expiring at the next succeeding annual meeting of stockholders. Each director shall hold office until his or her successor has been duly elected and qualified or until his or her earlier disqualification, death, resignation or removal. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

A nominee for director shall be elected to the board of directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that at a contested election meeting, directors shall be elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. For purposes of this Section, a “contested election meeting” is any annual meeting of stockholders for which (a) the secretary of the corporation receives a notice that a stockholder has nominated a person for election to the board of directors in compliance with the advance notice requirements for stockholder nominees for director set forth in Section 12 of Article II herein, and (b) such nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date the corporation first gives notice of such meeting to the stockholders, as required by Section 3 of Article II herein.
The board of directors shall not nominate for election as director any candidate who has not agreed to tender, promptly following the annual meeting at which he or she is elected as director, an irrevocable resignation that will be effective upon (a) the failure to receive the required number of votes for reelection at the next annual meeting of stockholders at which he or she faces reelection, and (b) acceptance of such resignation by the board of directors. In addition, the board of directors shall not fill a director vacancy or newly created directorship with any candidate who has not agreed to tender, promptly following his or her appointment to the board, the same form of resignation.
If a director nominee fails to receive the required number of votes for reelection, the board of directors (excluding the director in question) shall, within 90 days after certification of the election results, decide whether to accept the director’s resignation. Absent a compelling reason for the director to remain on the board of directors, the board shall accept the resignation. The board of directors shall promptly disclose its decision and, if applicable, the reasons for rejecting the resignation in a filing with the Securities and Exchange Commission.
Section 2. Newly Created Directorships and Vacancies. Vacancies and newly created directorships resulting from an increase in the authorized number of directors shall be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.
Section 3. Powers. The business and affairs of the corporation shall be managed by or under the direction of the board of directors, which may exercise all the powers of the corporation, subject to the restrictions imposed by law, the certificate of incorporation or these bylaws.

Section 4. Place of Meetings; Minutes. The board of directors may hold meetings, both regular and special, either within or without the State of Delaware, and shall cause minutes of its proceedings to be prepared and placed in the minute books of the corporation.
Section 5. Regular Meetings. Regular meetings of the board of directors may be held without notice at such time and at such place as shall be determined by the board.
Section 6. Special Meetings. Special meetings of the board may be called by the chairman of the board or the chief executive officer upon notice to each director and shall be called by the chairman of the board, chief executive officer or secretary in like manner and on like notice on the written request of two or more directors. Neither the business to be transacted at, nor the purpose of, any special meeting of the board need be specified in the notice of such meeting.
Section 7. Quorum; Required Vote; Adjournment. At all meetings of the board a majority of the total number of directors shall constitute a quorum for the transaction of business. The act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by law or the certificate of incorporation. If a quorum shall not be present at any meeting of the board of directors, the directors present may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present.
Section 8. Action Without a Meeting. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting, if all members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee.
Section 9. Board Committees. The board of directors may designate one or more committees, each committee to consist of one or more directors appointed by the board of directors. The number of committee members may be increased or decreased by the board of directors. Each committee member shall serve as such until the earliest of the expiration of his or her term as a director or his or her death or resignation or removal as a committee member or as a director. The board of directors shall have the power at any time to fill vacancies in, to change the membership of and to discharge any committee. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.
Section 10. Committee Authority. Any such committee shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation as may be delegated to it by the board of directors, except to the extent expressly restricted by law, the certificate of incorporation or these bylaws. Each committee shall have such name as may be determined by the board of directors. Unless otherwise provided in the certificate of incorporation, these bylaws or a resolution of the board of directors, each committee may form and delegate authority to any subcommittee as it deems appropriate or advisable.
Section 11. Committee Procedure and Meetings. Each committee shall cause minutes of its proceedings to be prepared and shall report the same to the board of directors when requested. Unless the board of directors otherwise provides, each committee may determine its own rules and procedures for the conduct of its business. At every meeting of a board committee, fifty percent or more of the total number of members shall constitute a quorum and the act of a majority of the members present at such meeting shall be the act of the committee.
Section 12. Compensation. Directors and members of committees may receive such compensation for their services and such reimbursement for their expenses as the board of directors shall determine.
Section 13. Stockholder Rights Plans. Notwithstanding anything in these bylaws to the contrary, the board of directors may adopt a stockholder rights plan only if, prior to the adoption of the plan by the board of directors, at a meeting of stockholders at which a quorum is present, the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote have approved the adoption of the stockholder rights plan; provided, however, that the board of directors may adopt a stockholder rights plan without prior stockholder approval if the board determines, in the exercise of its fiduciary duties, that it would be in the best interests of the corporation and its stockholders to adopt the plan without such stockholder approval. Any stockholder rights plan so adopted by the board of directors without prior stockholder approval shall expire no later than one year following the date of its adoption unless the stockholder rights plan is ratified, at a meeting of stockholders at which a quorum is present, by the holders of a majority of the shares present in person or represented by proxy and entitled to vote. “Stockholder rights plan” refers in this Section to any stockholder rights plan or stockholder rights agreement generally referred to as a “poison pill” and designed to make acquisitions of large holdings of the corporation’s shares of stock more expensive.
ARTICLE IV. NOTICES
Section 1. Method. Whenever notice is required by law, the certificate of incorporation or these bylaws to be given to any director, committee member or stockholder, personal notice shall not be required and any such notice may be given in writing (a) by mail, postage prepaid, addressed to such director, committee member or stockholder at his or her address as it appears on the records of the corporation, or (b) by any other method permitted by law (including, but not limited to, overnight courier service, facsimile, electronic mail or other means of electronic transmission). Any notice given by mail shall be deemed to have been given when deposited in the United States mail as set forth above. Any notice given by overnight courier service shall be deemed to have been given when delivered to such service with all charges prepaid and addressed as set forth above.

Section 2. Waiver. Whenever notice is required by law, the certificate of incorporation or these bylaws to be given to any director, committee member or stockholder, a waiver thereof in writing signed by the person entitled to such notice, or a waiver by electronic transmission by the person entitled to such notice, whether before or after the time stated therein, shall be equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when such person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of stockholders, the board of directors or a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by law, the certificate of incorporation or these bylaws.
ARTICLE V. OFFICERS
Section 1. Titles; Election; Term of Office. The officers of the corporation shall be a president, secretary and such other officers as the board of directors may elect or appoint, including, without limitation, a chairman of the board, a chief executive officer, one or more vice presidents (with each vice president to have such descriptive title, if any, as the board of directors shall determine), a treasurer, one or more assistant secretaries and one or more assistant treasurers. Each officer shall hold office until his or her successor has been duly elected and qualified or, if earlier, until his or her death, resignation or removal. Any two or more offices may be held by the same person. Except for the chairman of the board, none of the officers need be a director of the corporation. The chairman of the board shall be the chief executive officer of the corporation, unless the board of directors designates a different officer as chief executive officer.
Section 2. Removal. The board of directors may remove any officer of the corporation with or without cause at any time. Election or appointment of an officer shall not of itself create contract rights.
Section 3. Vacancies. Any vacancy occurring in any office of the corporation shall be filled by the board of directors.
Section 4. Powers and Duties. Officers shall have such powers and duties in the management of the corporation as (a) are provided in these bylaws, (b) may be prescribed by the board of directors or by an officer authorized to do so by the board, and (c) generally pertain to their respective offices, subject to the control of the board of directors and any officer to whom they report. One officer shall have responsibility for keeping the minutes of all proceedings of the board of directors, board committees and stockholders in books provided for that purpose, and shall attend to the giving and service of all notices.
Section 5. Compensation. The compensation of officers shall be determined by the board of directors; provided, however, that, unless otherwise provided by law, the board of directors may delegate the power to determine the compensation of any officer (other than the officer to whom such power is delegated) to the independent members of the board, a committee of the board, the chairman of the board, the president or such other officers as may be designated by the board or a committee of the board.

ARTICLE VI. INDEMNIFICATION
Section 1. Rights to Indemnification and Advancement of Expenses. The corporation shall, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, (a) indemnify and hold harmless any person who was or is made or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director, officer or managing director (or its equivalent) of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection therewith, and (b) pay the expenses (including attorneys’ fees) incurred by any such person in defending any such action, suit or proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a person in advance of the final disposition of the action, suit or proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should ultimately be determined that the person is not entitled to be indemnified under this Article or otherwise. The corporation shall be required to indemnify and advance expenses to any such person in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the board of directors of the corporation.
Section 2. Non-Exclusivity of Rights. The rights to indemnification and the advancement of expenses, as conferred on any person by the provisions of this Article, shall not be deemed exclusive of any other rights to which such person may have or hereafter acquire under any law, provision of the certificate of incorporation, these bylaws, any agreement, vote of stockholders or disinterested directors, or otherwise.
Section 3. Nature of Rights. The rights to indemnification and the advancement of expenses provided by or granted pursuant to this Article shall continue as to a person who has ceased to be a director, officer or managing director (or its equivalent) and shall inure to the benefit of the heirs, executors and administrators of such person. The provisions of this Article shall be deemed to be a contract between the corporation and each director who serves in such capacity at any time while this Article is in effect, and any repeal or modification hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts.
ARTICLE VII. MISCELLANEOUS PROVISIONS
Section 1. Shares of Stock. The shares of stock of the corporation shall be represented by certificates or shall be uncertificated. The board of directors shall have the power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of uncertificated shares or certificates for shares of stock of the corporation.

Section 2. Stock Certificates. Certificates for shares of stock of the corporation shall be in such form as shall be approved by the board of directors. The certificates shall be signed by the chairman of the board or the president or a vice president and by the secretary or an assistant secretary or the treasurer or an assistant treasurer. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
Section 3. Lost, Stolen or Destroyed Certificates. No certificate for shares or uncertificated shares of stock of the corporation shall be issued in place of any certificate alleged to have been lost, stolen or destroyed, except on production of such evidence of such loss, theft or destruction and on delivery to the corporation of a bond of indemnity in such amount, upon such terms and secured by such surety as the board of directors or its designee may require.
Section 4. Record Date. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other such action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.
Section 5. Registered Stockholders. The corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.
Section 6. Dividends. The board of directors may declare, and the corporation may pay, dividends on the corporation’s outstanding shares of stock in the manner and upon the terms and conditions provided by law and the certificate of incorporation.
Section 7. Fiscal Year. The fiscal year of the corporation shall be fixed by the board of directors.
Section 8. Seal. The seal of the corporation shall be in such form as may from time to time be approved by the board of directors or by an officer authorized to do so by the board. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or reproduced, or may be used in any other lawful manner.

Section 9. Resignations. Any director, committee member or officer may resign at any time upon notice given in writing or by electronic transmission to the corporation. Such resignation shall take effect when such notice is given unless the notice specifies (a) a later effective date, or (b) an effective date determined upon the happening of an event or events, such as the failure to receive the required vote for reelection as a director and the acceptance of such resignation by the board of directors. Unless otherwise specified in the notice of resignation, the acceptance of such resignation shall not be necessary to make it effective.
Section 10. Forum for Adjudication of Disputes. Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (d) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section.
Section 11. Invalid Provisions. If any provision of these bylaws is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of the stockholders would not be materially and adversely affected thereby, such provision shall be fully separable, and these bylaws shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of these bylaws shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of these bylaws, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
Section 12. Headings. The headings used in these bylaws have been inserted for administrative convenience only and do not constitute matter to be construed in interpretation.
ARTICLE VIII. AMENDMENTS
Subject to the provisions of the certificate of incorporation of the corporation, these bylaws may be altered, amended or repealed, or new bylaws may be adopted, by the stockholders or by the board of directors. Notwithstanding the foregoing and anything contained in these bylaws to the contrary, Sections 1 and 2 of Article III herein shall not be altered, amended or repealed for the purpose of dividing the board of directors into classes with staggered terms and no provision inconsistent therewith shall be adopted for such purpose without the affirmative vote of the holders of at least a majority of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding the first sentence of this Article VIII and anything contained in these bylaws to the contrary, Section 1 of Article III herein shall not be altered, amended or repealed for the purpose of changing to a plurality-voting standard for the election of directors and no provision inconsistent therewith shall be adopted for such purpose without the affirmative vote of the holders of at least a majority of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding anything contained in these bylaws to the contrary, the affirmative vote of the holders of at least a majority of the voting power of all shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal either of the two preceding sentences of this Article VIII.